CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)
$750,000,000 Floating Rate Notes due 2024	$750,000,000	100.000%	$750,000,000	$81,825.00
$750,000,000 Floating Rate Notes due 2026	$750,000,000	100.000%	$750,000,000	$81,825.00
$1,750,000,000 0.750% Notes due 2024	$1,750,000,000	99.994%	$1,749,895,000	$190,913.54
$2,750,000,000 1.450% Notes due 2026	$2,750,000,000	99.803%	$2,744,582,500	$299,433.95
$3,000,000,000 2.100% Notes due 2028	$3,000,000,000	99.955%	$2,998,650,000	$327,152.72
$4,250,000,000 2.550% Notes due 2031	$4,250,000,000	99.589%	$4,232,532,500	$461,769.30
$3,750,000,000 3.400% Notes due 2041	$3,750,000,000	99.942%	$3,747,825,000	$408,887.71
$4,500,000,000 3.550% Notes due 2051	$4,500,000,000	99.105%	$4,459,725,000	$486,556.00
$3,500,000,000 3.700% Notes due 2061	$3,500,000,000	98.989%	$3,464,615,000	$377,989.50
(1)	Calculated in accordance with Rule 457(r) of the U.S. Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
File No. 333-233608

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 4, 2019)

$25,000,000,000

Verizon Communications Inc.

$750,000,000 Floating Rate Notes due 2024

$750,000,000 Floating Rate Notes due 2026

$1,750,000,000 0.750% Notes due 2024

$2,750,000,000 1.450% Notes due 2026

$3,000,000,000 2.100% Notes due 2028

$4,250,000,000 2.550% Notes due 2031

$3,750,000,000 3.400% Notes due 2041

$4,500,000,000 3.550% Notes due 2051

$3,500,000,000 3.700% Notes due 2061

We are offering $750,000,000 of our floating rate notes due 2024 (the “floating rate notes due 2024”), $750,000,000 of our floating rate notes due 2026 (the “floating rate notes due 2026” and, together with the floating rate notes due 2024, the “floating rate notes”), $1,750,000,000 of our notes due 2024 (the “notes due 2024”), $2,750,000,000 of our notes due 2026 (the “notes due 2026”), $3,000,000,000 of our notes due 2028 (the “notes due 2028”), $4,250,000,000 of our notes due 2031 (the “notes due 2031”), $3,750,000,000 of our notes due 2041 (the “notes due 2041”), $4,500,000,000 of our notes due 2051 (the “notes due 2051”) and $3,500,000,000 of our notes due 2061 (the “notes due 2061” and, together with the notes due 2024, the notes due 2026, the notes due 2028, the notes due 2031, the notes due 2041 and the notes due 2051, the “fixed rate notes” and, the fixed rate notes together with the floating rate notes, the “notes”). The floating rate notes due 2024 will bear interest at the rate equal to Compounded SOFR (as defined herein) plus 0.500% per year, the floating rate notes due 2026 will bear interest at the rate of equal to Compounded SOFR plus 0.790% per year, the notes due 2024 will bear interest at the rate of 0.750% per year, the notes due 2026 will bear interest at the rate of 1.450% per year, the notes due 2028 will bear interest at the rate of 2.100% per year, the notes due 2031 will bear interest at the rate of 2.550% per year, the notes due 2041 will bear interest at the rate of 3.400% per year, the notes due 2051 will bear interest at the rate of 3.550% per year and the notes due 2061 will bear interest at the rate of 3.700% per year.

Interest on the floating rate notes due 2024 will accrue from March 22, 2021 and be payable quarterly on March 22, June 22, September 22 and December 22 of each year, commencing June 22, 2021. Interest on the floating rate notes due 2026 will accrue from March 22, 2021 and be payable quarterly on March 20, June 20, September 20 and December 20 of each year, commencing June 20, 2021. Interest on the notes due 2024 will accrue from March 22, 2021 and be payable semiannually on March 22 and September 22 of each year, commencing September 22, 2021. Interest on the notes due 2026 will accrue from March 22, 2021 and be payable semiannually on March 20 and September 20 of each year, commencing September 20, 2021. Interest on the notes due 2028 will accrue from March 22, 2021 and be payable semiannually on March 22 and September 22 of each year, commencing September 22, 2021. Interest on the notes due 2031 will accrue from March 22, 2021 and be payable semiannually on March 21 and September 21 of each year, commencing September 21, 2021. Interest on the notes due 2041 will accrue from March 22, 2021 and be payable semiannually on March 22 and September 22 of each year, commencing September 22, 2021. Interest on the notes due 2051 will accrue from March 22, 2021 and be payable semiannually on March 22 and September 22 of each year, commencing September 22, 2021. Interest on the notes due 2061 will accrue from March 22, 2021 and be payable semiannually on March 22 and September 22 of each year, commencing September 22, 2021. The floating rate notes due 2024 will mature on March 22, 2024, the floating rate notes due 2026 will mature on March 20, 2026, the notes due 2024 will mature on March 22, 2024, the notes due 2026 will mature on March 20, 2026, the notes due 2028 will mature on March 22, 2028, the notes due 2031 will mature on March 21, 2031, the notes due 2041 will mature on March 22, 2041, the notes due 2051 will mature on March 22, 2051 and the notes due 2061 will mature on March 22, 2061.

We may not redeem the floating rate notes prior to their maturity. We may redeem each of the fixed rate notes in whole or in part, at any time prior to maturity at the applicable redemption price to be determined using the procedure described in this prospectus supplement under “Description of the Notes—Redemption.”

The notes will be our senior unsecured obligations and will rank equally with all of our unsecured and unsubordinated indebtedness.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-1 of this prospectus supplement and the risks discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents and reports we file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Public Offering Price(1)	Underwriting Discount(2)	Proceeds to Verizon(2)
Floating Rate Notes due 2024	100.000%	0.250%	99.750%
Total	$750,000,000	$1,875,000	$748,125,000
Floating Rate Notes due 2026	100.000%	0.300%	99.700%
Total	$750,000,000	$2,250,000	$747,750,000
Notes due 2024	99.994%	0.250%	99.744%
Total	$1,749,895,000	$4,375,000	$1,745,520,000
Notes due 2026	99.803%	0.300%	99.503%
Total	$2,744,582,500	$8,250,000	$2,736,332,500
Notes due 2028	99.955%	0.350%	99.605%
Total	$2,998,650,000	$10,500,000	$2,988,150,000

	Public Offering Price(1)	Underwriting Discount(2)	Proceeds to Verizon(2)
Notes due 2031	99.589%	0.400%	99.189%
Total	$4,232,532,500	$17,000,000	$4,215,532,500
Notes due 2041	99.942%	0.600%	99.342%
Total	$3,747,825,000	$22,500,000	$3,725,325,000
Notes due 2051	99.105%	0.750%	98.355%
Total	$4,459,725,000	$33,750,000	$4,425,975,000
Notes due 2061	98.989%	0.750%	98.239%
Total	$3,464,615,000	$26,250,000	$3,438,365,000

(1)	Plus accrued interest, if any, from March 22, 2021 to the date of delivery.
(2)	Before expenses and reimbursement of expenses in connection with this offering and other associated expenses, which the underwriters have agreed to make to us. See “Underwriting.”

The underwriters are severally underwriting the notes being offered. The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company (“DTC”) and its participants, including Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”), against payment in New York, New York on or about March 22, 2021.

Joint Book-Running Managers

J.P. Morgan Global Coordinator	Morgan Stanley Global Coordinator	Barclays	Citigroup	Credit Suisse

BofA Securities	Deutsche Bank Securities	Goldman Sachs & Co. LLC	Loop Capital Markets	Wells Fargo Securities

BNP Paribas	Mizuho Securities	MUFG	RBC Capital Markets	Santander	TD Securities

Co-Managers

Ramirez & Co., Inc.	Siebert Williams Shank

PNC Capital Markets LLC	SMBC Nikko	Scotiabank	SOCIETE GENERALE	US Bancorp

Academy Securities	CastleOak Securities, L.P.

AmeriVet Securities	Bancroft Capital LLC	Cabrera Capital Markets LLC	R. Seelaus & Co., LLC

March 11, 2021

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompany prospectus carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the specific notes being offered, and the accompanying prospectus contains information about our debt securities generally. This prospectus supplement may add, update or change information in the accompanying prospectus. You should rely only on the information provided or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein, which are accurate as of their respective dates. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, or any related free writing prospectus is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the notes offered by this prospectus supplement.

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We have not authorized anyone else to provide you with any information or to make any representation that is different from, or in addition to, those contained or incorporated by reference into this prospectus supplement or the accompanying prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the notes offered by this prospectus supplement are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus supplement does not extend to you. This prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us and the underwriters do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document.

In this prospectus supplement, “we,” “our,” “us” and “Verizon” refer to Verizon Communications Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Filings that we make with the SEC also can be found on our website at http://www.verizon.com. The information contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference herein or in the accompanying prospectus and is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part. Unless explicitly stated otherwise, the information contained on or accessible through any other website referenced in this prospectus supplement (including the website of the Federal Reserve Bank of New York) is not incorporated by reference herein or in the accompanying prospectus and is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed with the SEC and the future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	Verizon’s Annual Report on Form 10-K for the year ended December 31, 2020;

•	Verizon’s Current Reports on Form 8-K filed on February 16, 2021 and February 24, 2021; and

•

the description of Verizon’s Common Stock contained in the registration statement on Form 8-A filed on March 12, 2010, under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon such person’s written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus supplement excluding exhibits to

S-ii

those documents unless they are specifically incorporated by reference into those documents. You may make your request by contacting us at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: (212) 395-1525

S-iii

Risk Factors

An investment in the notes involves risks. Before making an investment decision, you should carefully consider the risks and uncertainties described in this prospectus supplement and the accompanying prospectus, including the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference in this prospectus supplement and in the accompanying prospectus. Our business, financial condition, operating results and cash flows can be impacted by these factors, any one of which could cause our actual results to vary materially from recent results or from our anticipated future results.

Risks Related to the Notes

The Secured Overnight Financing Rate (“SOFR”) is a relatively new reference rate and its composition and characteristics are not the same as the London Inter-Bank Offered Rate (“LIBOR”).

On June 22, 2017, the Alternative Reference Rates Committee (“ARRC”) convened by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York identified the SOFR as the rate that, in the consensus view of the ARRC, represented best practice for use in certain new U.S. dollar derivatives and other financial contracts. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities, and has been published by the Federal Reserve Bank of New York since April 2018. The Federal Reserve Bank of New York has also begun publishing historical indicative Secured Overnight Financing Rates from 2014. Investors should not rely on any historical changes or trends in SOFR as an indicator of future changes in SOFR.

The composition and characteristics of SOFR are not the same as those of LIBOR, and SOFR is fundamentally different from LIBOR for two key reasons. First, SOFR is a secured rate, while LIBOR is an unsecured rate. Second, SOFR is an overnight rate, while LIBOR is a forward-looking rate that represents interbank funding over different maturities (e.g., three months). As a result, there can be no assurance that SOFR (including Compounded SOFR) will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as USD LIBOR. Although changes in Compounded SOFR generally are not expected to be as volatile as changes in daily levels of SOFR, the return on and value of the floating rate notes may fluctuate more than floating rate debt securities that are linked to less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market. The Federal Reserve Bank of New York has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the Federal Reserve Bank of New York will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in the floating rate notes.

Any failure of SOFR to gain market acceptance could adversely affect the floating rate notes.

According to the ARRC, SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to USD LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable replacement or successor for all of the purposes for which USD

LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the return on and value of the floating rate notes and the price at which investors can sell the floating rate notes in the secondary market.

In addition, if SOFR does not prove to be widely used as a benchmark in securities that are similar or comparable to the floating rate notes, the trading price of the floating rate notes may be lower than those of securities that are linked to rates that are more widely used. Similarly, market terms for floating-rate debt securities linked to SOFR, such as the spread over the base rate reflected in interest rate provisions or the manner of compounding the base rate, may evolve over time, and trading prices of the floating rate notes may be lower than those of later-issued SOFR-based debt securities as a result. Investors in the floating rate notes may not be able to sell the floating rate notes at all or may not be able to sell the floating rate notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The interest rate on the floating rate notes is based on a Compounded SOFR rate and the SOFR Index, both of which are relatively new in the marketplace.

For each interest period (as defined below), the interest rate on the floating rate notes is based on Compounded SOFR, which is calculated using the SOFR Index (as defined below) published by the Federal Reserve Bank of New York according to the specific formula described under “Description of the Notes—Principal Amount, Maturity and Interest for the Floating Rate Notes—Compounded SOFR,” not the SOFR rate published on or in respect of a particular date during such interest period or an arithmetic average of SOFR rates during such period. For this and other reasons, the interest rate on the floating rate notes during any interest period will not necessarily be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during an interest period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to Compounded SOFR used to calculate the interest payable on the floating rate notes on the Floating Rate Interest Payment Date (as defined below) for such interest period.

Very limited market precedent exists for securities that use SOFR as the interest rate and the method for calculating an interest rate based upon SOFR in those precedents varies. In addition, the Federal Reserve Bank of New York only began publishing the SOFR Index on March 2, 2020. Accordingly, the use of the SOFR Index or the specific formula for the Compounded SOFR rate used in the floating rate notes may not be widely adopted by other market participants, if at all. If the market adopts a different calculation method, that would likely adversely affect the liquidity and market value of the floating rate notes.

Compounded SOFR with respect to a particular interest period will only be capable of being determined near the end of the relevant interest period.

The level of Compounded SOFR applicable to a particular interest period and, therefore, the amount of interest payable with respect to such interest period will be determined on the Interest Payment Determination Date (as defined below) for such interest period. Because each such date is near the end of such interest period, you will not know the amount of interest payable with respect to a particular interest period until shortly prior to the related Floating Rate Interest Payment Date (as defined below) and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Floating Rate Interest Payment Date (as defined below). In addition, some investors may be unwilling or unable to trade the floating rate notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the floating rate notes.

The SOFR Index may be modified or discontinued and the floating rate notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the floating rate notes.

The SOFR Index is published by the Federal Reserve Bank of New York based on data received by it from sources other than us, and we have no control over its methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time. There can be no guarantee, particularly given its relatively recent introduction, that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the floating rate notes. If the manner in which the SOFR Index is calculated, including the manner in which SOFR is calculated, is changed, that change may result in a reduction in the amount of interest payable on the floating rate notes and the trading prices of the floating rate notes. In addition, the Federal Reserve Bank of New York may withdraw, modify or amend the published SOFR Index or SOFR data in its sole discretion and without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.

If we or our designee determine that a Benchmark Transition Event and its related Benchmark Replacement Date (as defined below) have occurred in respect of the SOFR Index, then the interest rate on the floating rate notes will no longer be determined by reference to the SOFR Index, but instead will be determined by reference to a different rate, plus a spread adjustment, which we refer to as a “Benchmark Replacement”, as further described under the caption “Description of the Notes—Principal Amount, Maturity and Interest for the Floating Rate Notes—Compounded SOFR.”

If a particular Benchmark Replacement (as defined below) or Benchmark Replacement Adjustment (as defined below) cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined below) (such as the ARRC), (ii) the International Swaps and Derivatives Association (“ISDA”) or (iii) in certain circumstances, us or our designee. In addition, the terms of the floating rate notes expressly authorize us or our designee to make Benchmark Replacement Conforming Changes (as defined below) with respect to, among other things, changes to the definition of “interest period”, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the floating rate notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the floating rate notes in connection with a Benchmark Transition Event, could adversely affect the value of the floating rate notes, the return on the floating rate notes and the price at which you can sell such floating rate notes.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of Compounded SOFR, the Benchmark Replacement may not be the economic equivalent of Compounded SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as Compounded SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for Compounded SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the floating rate notes, the return on the floating rate notes and the price at which you can sell the floating rate notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the floating rate notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement may not be predicted based on historical performance, (iv) the secondary trading market for floating rate notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

We or our designee will make certain determinations with respect to the floating rate notes, which determinations may adversely affect the floating rate notes.

We or our designee will make certain determinations with respect to the floating rate notes as further described under the caption “Description of the Notes.” For example, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, we or our designee will make certain determinations with respect to the floating rate notes in our or our designee’s sole discretion as further described under the caption “Description of the Notes—Principal Amount, Maturity and Interest for the Floating Rate Notes—Compounded SOFR.” Any determination, decision or election pursuant to the benchmark replacement provisions not made by our designee will be made by us. Any of these determinations may adversely affect the value of the floating rate notes, the return on the floating rate notes and the price at which you can sell such floating rate notes. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to Compounded SOFR or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes. These potentially subjective determinations may adversely affect the value of the floating rate notes, the return on the floating rate notes and the price at which you can sell such floating rate notes. For further information regarding these types of determinations, see “Description of the Notes—Principal Amount, Maturity and Interest for the Floating Rate Notes—Compounded SOFR.”

USE OF PROCEEDS

We expect the net proceeds to Verizon from the offering of the notes, after deducting the underwriting discounts and our estimated offering expenses, will be approximately $24,764,268,000. We intend to use the net proceeds from the sale of the notes for general corporate purposes, which may include the completion of previously announced acquisitions, the acquisition of spectrum licenses and, depending on market and other conditions, the repayment of outstanding indebtedness.

DESCRIPTION OF THE NOTES

Principal Amount, Maturity and Interest for the Floating Rate Notes

We are offering $750,000,000 of our floating rate notes due 2024, which will mature on March 22, 2024 and $750,000,000 of our floating rate notes due 2026, which will mature on March 20, 2026.

We will pay interest on the floating rate notes due 2024 at a floating rate per annum equal to Compounded SOFR plus 0.500%, and we will pay interest on the floating rate notes due 2026 at a floating rate per annum equal to Compounded SOFR plus 0.790%. We will pay interest on the floating rate notes due 2024 quarterly in arrears on each March 22, June 22, September 22 and December 22, commencing June 22, 2021 (each, a “Floating Rate Notes Due 2024 Interest Payment Date”), and on the relevant maturity date. We will pay interest on the floating rate notes due 2026 quarterly in arrears on each March 20, June 20, September 20 and December 20, commencing June 20, 2021 (each, a “Floating Rate Notes Due 2026 Interest Payment Date”, and each Floating Rate Notes Due 2024 Interest Payment Date and each Floating Rate Notes Due 2026 Interest Payment Date being a “Floating Rate Interest Payment Date”), and on the relevant maturity date. Interest will be payable on each Floating Rate Notes Due 2024 Interest Payment Date to the persons in whose name the floating rate notes due 2024 are registered at the close of business on the March 7, June 7, September 7 or December 7, as applicable, whether or not a business day, immediately preceding the respective Floating Rate Notes Due 2024 Interest Payment Date. Interest will be payable on each Floating Rate Notes Due 2026 Interest Payment Date to the persons in whose name the floating rate notes due 2026 are registered at the close of business on the March 5, June 5, September 5 or December 5, as applicable, whether or not a business day, immediately preceding the respective Floating Rate Notes Due 2026 Interest Payment Date. However, interest that we pay on the maturity date will be payable to the person to whom the principal will be payable. Interest on the floating rate notes will be computed on the basis of a 360-day year and the actual number of days in the Observation Period (as defined below).

If any Floating Rate Interest Payment Date falls on a day that is not a business day, as defined below, we will make the interest payment on the next succeeding business day unless that business day is in the next succeeding calendar month, in which case (other than in the case of a maturity date) we will make the interest payment on the immediately preceding business day. If an interest payment is made on the next succeeding business day, no interest will accrue as a result of the delay in payment. If a maturity date for the floating rate notes falls on a day that is not a business day, the payment due on such date will be postponed to the next succeeding business day, and no further interest will accrue in respect of such postponement. When we use the term “business day” with respect to the floating rate notes, we mean any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

As further described herein, on each Interest Payment Determination Date relating to the applicable Floating Rate Interest Payment Date, the calculation agent will calculate the amount of accrued interest payable on the applicable floating rate notes for each interest period by multiplying (i) the outstanding principal amount of the applicable floating rate notes by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360. In no event will the interest on the floating rate notes be less than zero.

The term “interest period”, with respect to any series of the floating rate notes, means the period commencing on any Floating Rate Interest Payment Date for such series (or, with respect to the initial interest period only, commencing on March 22, 2021) to, but excluding, the next succeeding Floating Rate Interest Payment Date for such series, and in the case of the last such period, from and including the Floating Rate Interest Payment Date for such series immediately preceding the maturity date for such series to but excluding such maturity date.

We may issue additional floating rate notes in the future.

Secured Overnight Financing Rate and the SOFR Index

SOFR is published by the Federal Reserve Bank of New York and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities.

The SOFR Index is published by the Federal Reserve Bank of New York and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each business day and allows the calculation of compounded SOFR averages over custom time periods.

The Federal Reserve Bank of New York notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.

Compounded SOFR

“Compounded SOFR” will be determined by the calculation agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR IndexStart” = For periods other than the initial interest period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial interest period, the SOFR Index value on March 18, 2021;

“SOFR IndexEnd” = The SOFR Index value on the Interest Payment Determination Date relating to the applicable Floating Rate Interest Payment Date (or in the final interest period, relating to the applicable maturity date); and

“dc” is the number of calendar days in the relevant Observation Period.

For purposes of determining Compounded SOFR,

“Interest Payment Determination Date” means the date two U.S. Government Securities Business Days before each Floating Rate Interest Payment Date.

“Observation Period” means, in respect of each interest period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date two U.S. Government Securities Business Days preceding the Floating Rate Interest Payment Date for such interest period (or in the final interest period, preceding the applicable maturity date).

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1)

the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); provided that:

(2)

if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable Provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary in the documentation relating to the floating rate notes, if we or our designee determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth below under “Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the floating rate notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each interest period on the floating rate notes will be an annual rate equal to the sum of the Benchmark Replacement (as defined below) and the applicable margin.

SOFR Index Unavailable Provisions

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

Effect of Benchmark Transition Event

(1) Benchmark Replacement. If we or our designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time (as defined below) in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the floating rate notes in respect of such determination on such date and all determinations on all subsequent dates.

(2) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

(3) Decisions and Determinations. Any determination, decision or election that may be made by us or our designee pursuant to the benchmark replacement provisions described herein, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error;

•	if made by us, will be made in our sole discretion;

•	if made by our designee, will be made after consultation with us, and such designee will not make any such determination, decision or election to which we object; and

•

notwithstanding anything to the contrary in this prospectus supplement and prospectus relating to the floating rate notes, shall become effective without consent from the holders of the floating rate notes or any other party.

Any determination, decision or election pursuant to the benchmark replacement provisions shall be made by us or our designee (which may be our affiliate) on the basis as described above. The calculation agent shall have no liability for not making any such determination, decision or election.

Certain Defined Terms

As used herein:

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

a)

the sum of: (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

b)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

c)

the sum of: (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

a)

the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

b)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

c)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of interest period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that we or our designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decides that adoption of any portion of such market practice is not administratively feasible or if we or our designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determines is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

a)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

b)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

a)

a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

b)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

c)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by us or our designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The interest rate and amount of interest to be paid on the floating rate notes for each interest period will be determined by the calculation agent. U.S. Bank National Association is currently serving as our calculation agent; however, we may change the calculation agent at any time without notice, and U.S. Bank National Association may resign as calculation agent at any time upon sixty (60) days’ written notice to us. All determinations made by the calculation agent shall, in the absence of manifest error, be conclusive for all purposes and binding on us and the holders of the floating rate notes. So long as Compounded SOFR is required to be determined with respect to the floating rate notes, there will at all times be a calculation agent. In the event that any then acting calculation agent shall be unable or unwilling to act, or that such calculation agent shall fail duly to establish Compounded SOFR for any interest period, or we propose to remove such calculation agent, we shall appoint another calculation agent.

None of the trustee, the paying agent and the calculation agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing.

None of the trustee, the paying agent and the calculation agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this preliminary prospectus supplement as a result of the unavailability of SOFR, the SOFR Index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this preliminary prospectus supplement and reasonably required for the performance of such duties.

Principal Amount, Maturity and Interest for the Fixed Rate Notes

We are offering $1,750,000,000 of our notes due 2024, which will mature on March 22, 2024, $2,750,000,000 of our notes due 2026, which will mature on March 20, 2026, $3,000,000,000 of our notes due 2028, which will mature on March 22, 2028, $4,250,000,000 of our notes due 2031, which will mature on March 21, 2031, $3,750,000,000 of our notes due 2041, which will mature on March 22, 2041, $4,500,000,000 of our notes due 2051, which will mature on March 22, 2051 and $3,500,000,000 of our notes due 2061, which will mature on March 22, 2061.

We will pay interest on the notes due 2024 at the rate of 0.750% per annum, semiannually in arrears on March 22 of each year to holders of record at the close of business on the immediately preceding March 7 and on September 22 of each year to holders of record at the close of business on the immediately preceding September 7. We will pay interest on the notes due 2026 at the rate of 1.450% per annum, semiannually in arrears on March 20 of each year to holders of record at the close of business on the immediately preceding March 5 and on September 20 of each year to holders of record at the close of business on the immediately preceding September 5. We will pay interest on the notes due 2028 at the rate of 2.100% per annum, semiannually in arrears on March 22 of each year to holders of record at the close of business on the immediately preceding March 7 and on September 22 of each year to holders of record at the close of business on the immediately preceding September 7. We will pay interest on the notes due 2031 at the rate of 2.550% per annum, semiannually in arrears on March 21 of each year to holders of record at the close of business on the immediately preceding March 6 and on September 21 of each year to holders of record at the close of business on the immediately preceding September 6. We will pay interest on the notes due 2041 at the rate of 3.400% per annum, semiannually in arrears on March 22 of each year to holders of record at the close of business on the immediately preceding March 7 and on September 22 of each year to holders of record at the close of business on the immediately preceding September 7. We will pay interest on the notes due 2051 at the rate of 3.550% per annum, semiannually in arrears on March 22 of each year to holders of record at the close of business on the immediately preceding March 7 and on September 22 of each year to holders of record at the close of business on the immediately preceding September 7. We will pay interest on the notes due 2061 at the rate of 3.700% per annum, semiannually in arrears on March 22 of each year to holders of record at the close of business on the immediately preceding March 7 and on September 22 of each year to holders of record at the close of business on the immediately preceding September 7. If interest or principal on any series of the fixed rate notes is payable on a Saturday, Sunday or any other day when commercial banks are not open for business in The City of New York, we will make the payment on such notes on the next succeeding business day, and no interest will accrue as a result of the delay in payment. The first interest payment date on the notes due 2024 is September 22, 2021. The first interest payment date on the notes due 2026 is September 20, 2021. The first interest payment date on the notes due 2028 is September 22, 2021. The first interest payment date on the notes due 2031 is September 21, 2021. The first interest payment date on the notes due 2041 is September 22, 2021. The first interest payment date on the notes due 2051 is September 22, 2021. The first interest payment date on the notes due 2061 is September 22, 2021. Interest on the notes due 2024, the notes due 2026, the notes due 2028, the notes due 2031, the notes due 2041, the notes due 2051 and the notes due 2061 will accrue from March 22, 2021 and will accrue on the basis of a 360-day year consisting of 12 months of 30 days.

We may issue additional fixed rate notes in the future.

Form and Denomination

The notes will be issued in book-entry only form, which means that the notes of each series will be represented by one or more permanent global certificates registered in the name of DTC, or its nominee. You may hold interests in the notes directly through DTC, Euroclear or Clearstream, if you are a participant in any of these clearing systems, or indirectly through organizations which are participants in these systems. Links have been established among DTC, Clearstream and Euroclear to facilitate the issuance of the notes and cross-market transfers of the notes associated with secondary market trading. DTC is linked indirectly to Clearstream and Euroclear through the depositary accounts of their respective U.S. depositaries. Beneficial interests in the notes may be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notes of each series in book-entry form that can be exchanged for definitive notes of the applicable series under the circumstances described in the accompanying prospectus under the caption “Clearing and Settlement” will be exchanged only for definitive notes of the applicable series issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Redemption

We may not redeem the floating rate notes prior to maturity; however, we may, at any time, purchase all or some of the floating rate notes by tender, in the open market or by private agreement, subject to applicable law.

We have the option to redeem the notes due 2024 on not less than 10 nor more than 60 days’ notice, in whole or in part, at a redemption price equal to the greater of:

(a)	100% of the principal amount of the notes due 2024 being redeemed, or

(b)

the sum of the present values of the remaining scheduled payments of principal and interest on the notes due 2024 being redeemed (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the date of redemption.

We have the option to redeem the notes due 2026, the notes due 2028, the notes due 2031, the notes due 2041, the notes due 2051 and the notes due 2061 on not less than 10 nor more than 60 days’ notice, in whole or in part,

(1)

at any time prior to February 20, 2026 (one month prior to maturity) for the notes due 2026, at any time prior to January 22, 2028 (two months prior to maturity) for the notes due 2028, at any time prior to December 21, 2030 (three months prior to maturity) for the notes due 2031, at any time prior to September 22, 2040 (six months prior to maturity) for the notes due 2041, at any time prior to September 22, 2050 (six months prior to maturity) for the notes due 2051 and at any time prior to September 22, 2060 (six months prior to maturity) for the notes due 2061, at a redemption price equal to the greater of:

(a)	100% of the principal amount of the notes being redeemed, or

(b)

the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (exclusive of interest accrued to the date of redemption), assuming for such purpose that, the notes due 2026 matured on February 20, 2026, the notes due 2028 matured on January 22, 2028, the notes due 2031 matured on December 21, 2030, the notes due 2041 matured on September 22, 2040, the notes due 2051 matured on September 22, 2050 and the notes due 2061 matured on September 22, 2060, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points for the notes due 2026, the Treasury Rate plus 15 basis points for the notes due 2028, the Treasury Rate plus 20 basis points for the notes due 2031, the Treasury Rate plus 20 basis points for the notes due 2041, the Treasury Rate plus 25 basis points for the notes due 2051 and the Treasury Rate plus 25 basis points for the notes due 2061, and

(2)

at any time on or after February 20, 2026 (one month prior to maturity) for the notes due 2026, at any time on or after January 22, 2028 (two months prior to maturity) for the notes due 2028, at any time on or after December 21, 2030 (three months prior to maturity) for the notes due 2031, at any time on or after September 22, 2040 (six months prior to maturity) for the notes due 2041, at any time on or after September 22, 2050 (six months prior to maturity) for the notes due 2051 and at any time on or after September 22, 2060 (six months prior to maturity) for the notes due 2061, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the date of redemption.

The “Treasury Rate” will be determined on the third business day preceding the date of redemption and means, with respect to any date of redemption:

(1)

the yield, which represents the average for the immediately preceding week, computed using the latest available daily yield data for such week contained in the statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H. 15” or any successor publication or data set which is published or otherwise made available by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury constant maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month), or

(2)

if that release (or any successor release) is not published during the week preceding the calculation date or does not contain those yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term, referred to as the remaining life, of the series of notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of notes to the applicable par call date, if any.

“Comparable Treasury Price” means (1) the average of three Reference Treasury Dealer Quotations for that date of redemption, or (2) if the Independent Investment Banker is unable to obtain three Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Independent Investment Banker” means an independent investment banking or commercial banking institution of national standing appointed by us.

“Reference Treasury Dealer” means (1) any independent investment banking or commercial banking institution of national standing and any of its successors appointed by us, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States, referred to as a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker and approved in writing by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 3:30 p.m., New York City time, on the third business day preceding the date of redemption.

In addition, we may, at any time, purchase all or some of the fixed rate notes by tender, in the open market or by private agreement, subject to applicable law.

Additional Information

See “Description of the Debt Securities” in the accompanying prospectus for additional important information about the notes. That information includes:

•	additional information about the terms of the notes;

•	general information about the indenture governing the notes and the trustee;

•	a description of certain restrictions; and

•	a description of events of default under the indenture governing the notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes by U.S. Holders and Non-U.S. Holders (each as defined below) that purchase the notes at their issue price (generally the first price at which a substantial amount of the notes of the applicable series is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) pursuant to this offering and hold such notes as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Holders (as defined below) in light of their particular circumstances or to Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Holders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, Holders that hold a note as part of a straddle, hedge, conversion or other integrated transaction, U.S. Holders that have a “functional currency” other than the U.S. dollar, or partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes) or partners therein). This discussion does not address any U.S. state or local or non-U.S. tax considerations, any U.S. federal estate, gift, alternative minimum tax or Medicare tax on net investment income considerations or consequences arising under special timing rules prescribed under section 451(b) of the Code.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of a note that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” means a U.S. Holder or a Non-U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes invests in a note, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of a note.

EACH PERSON CONSIDERING AN INVESTMENT IN THE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.

U.S. Holders

Interest on the Notes

In general, interest payable on a note will be taxable to a U.S. Holder as ordinary interest income when it is received or accrued, in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. The notes are expected to be issued without original issue discount (“OID”) for U.S. federal income tax purposes. However, if the notes of any series are issued with OID at or above a de minimis threshold, each

U.S. Holder of a note of such series generally will be required to include OID in gross income (as interest) as it accrues, before such U.S. Holder receives any payment attributable to such income. The amount of OID accrual would be determined, regardless of such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes, using a constant yield method. The remainder of this discussion assumes that the notes are issued without OID.

Sale, Exchange, Retirement or Other Disposition of the Notes

Upon the sale, exchange, retirement or other disposition of a note, a U.S. Holder generally will recognize gain or loss, if any, in an amount equal to the difference between the amount realized on such sale, exchange, retirement or other disposition (other than any amount attributable to accrued interest, which, if not previously included in such U.S. Holder’s income, will be taxable as interest income to such U.S. Holder) and such U.S. Holder’s “adjusted tax basis” in such note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount that the U.S. Holder paid for the note. Any gain or loss so recognized generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has held such note for more than one year at the time of such sale, exchange, retirement or other disposition. Net long-term capital gain of certain non-corporate U.S. Holders generally is subject to preferential rates of tax. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments to a U.S. Holder of interest on, or proceeds from the sale, exchange, retirement or other disposition of, a note, unless such U.S. Holder is an entity that is exempt from information reporting and, when required, demonstrates this fact. Any such payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder provides the appropriate documentation (generally, Internal Revenue Service (“IRS”) Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number (which for an individual would be his or her Social Security number) is correct, or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by such U.S. Holder on a timely basis to the IRS.

Non-U.S. Holders

General

Subject to the discussion below concerning backup withholding and FATCA:

(1)

payments of principal, interest and premium (if any) with respect to a note owned by a Non-U.S. Holder generally will not be subject to U.S. federal income tax, including withholding tax; provided that, in the case of amounts treated as payments of interest, (i) such amounts are not effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder; (ii) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (iii) such Non-U.S. Holder is not a “controlled foreign corporation” described in section 957(a) of the Code that is related to us (actually or constructively) through stock ownership; and (iv) the certification requirements described below are satisfied; and

(2)

a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange, retirement or other disposition of a note, unless (i) such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such gain generally will be subject to U.S. federal income tax in the manner described below, or (ii) such Non-U.S. Holder is an individual who is present in the United States for

183 days or more during the taxable year of such sale, exchange, retirement or other disposition and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (except as provided by an applicable tax treaty).

The certification requirements referred to in clause (1)(iv) above generally will be satisfied if the Non-U.S. Holder provides the applicable withholding agent with a statement (generally on IRS Form W-8BEN or IRS Form W-8BEN-E), signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a U.S. person. U.S. Treasury regulations provide additional rules for a note held through one or more intermediaries or pass-through entities.

If the requirements set forth in clause (1) above are not satisfied with respect to a Non-U.S. Holder, amounts treated as payments of interest generally will be subject to U.S. federal withholding tax at a rate of 30%, except as provided below or unless another exemption is applicable. For example, an applicable tax treaty may reduce or eliminate this withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8BEN or IRS Form W-8BEN-E) to the applicable withholding agent.

If a Non-U.S. Holder is engaged in the conduct of a trade or business in the United States, and if amounts treated as interest on a note or gain recognized on the sale, exchange, retirement or other disposition of a note are effectively connected with such trade or business, such Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on such amounts; provided that, in the case of amounts treated as interest, such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such amounts in substantially the same manner as a U.S. Holder (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not U.S. Holders in order to avoid the application of information reporting (other than any information reporting applicable to interest payments, which will apply in any event) and backup withholding. Backup withholding is not an additional tax. A Holder of notes generally will be entitled to credit any amounts withheld under the backup withholding rules against its U.S. federal income tax liability or to obtain a refund of the amounts withheld provided the required information is furnished to the IRS in a timely manner.

FATCA Withholding

Sections 1471 to 1474 of the Code and Treasury regulations thereunder (provisions commonly referred to as “FATCA”) impose a U.S. federal withholding tax of 30% on interest payments on obligations that produce U.S. source interest to “foreign financial institutions” and certain other non-U.S. entities that fail to comply with specified certification and information reporting requirements (usually by providing an IRS Form W-8BEN or W-8BEN-E). These requirements may be modified by the adoption or implementation of an intergovernmental agreement between the United States and another country or by future U.S. Treasury regulations. Documentation that Holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a Holder’s identity, its FATCA status, and if applicable, its direct and indirect U.S. owners. Because the notes will generally produce U.S. source interest, payments on notes to such foreign entities could become subject to withholding tax under FATCA. In the event any withholding under FATCA is imposed with respect to the notes, we will not be under any obligation to compensate for the withheld amount.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership of the notes. Prospective purchasers of notes should consult their own tax advisors concerning the tax consequences of their particular situations and how these rules may apply to their investment in the notes.

UNDERWRITING

J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Barclays Capital Inc., Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC are acting as representatives of the several underwriters for the notes.

Subject to the terms and conditions stated in the purchase agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite such underwriter’s name.

Name	Principal Amount of Floating Rate Notes due 2024	Principal Amount of Floating Rate Notes due 2026	Principal Amount of Notes due 2024	Principal Amount of Notes due 2026
J.P. Morgan Securities LLC	$86,250,000	$86,250,000	$201,250,000	$316,250,000
Morgan Stanley & Co. LLC	$86,250,000	$86,250,000	$201,250,000	$316,250,000
Barclays Capital Inc.	$46,500,000	$46,500,000	$108,500,000	$170,500,000
Citigroup Global Markets Inc.	$46,500,000	$46,500,000	$108,500,000	$170,500,000
Credit Suisse Securities (USA) LLC	$46,500,000	$46,500,000	$108,500,000	$170,500,000
BofA Securities, Inc.	$46,500,000	$46,500,000	$108,500,000	$170,500,000
Deutsche Bank Securities Inc.	$46,500,000	$46,500,000	$108,500,000	$170,500,000
Goldman Sachs & Co. LLC	$46,500,000	$46,500,000	$108,500,000	$170,500,000
Loop Capital Markets LLC	$46,500,000	$46,500,000	$108,500,000	$170,500,000
Wells Fargo Securities, LLC	$46,500,000	$46,500,000	$108,500,000	$170,500,000
BNP Paribas Securities Corp.	$21,750,000	$21,750,000	$50,750,000	$79,750,000
Mizuho Securities USA LLC	$21,750,000	$21,750,000	$50,750,000	$79,750,000
MUFG Securities Americas Inc.	$21,750,000	$21,750,000	$50,750,000	$79,750,000
RBC Capital Markets, LLC	$21,750,000	$21,750,000	$50,750,000	$79,750,000
Santander Investment Securities Inc.	$21,750,000	$21,750,000	$50,750,000	$79,750,000
TD Securities (USA) LLC	$21,750,000	$21,750,000	$50,750,000	$79,750,000
Samuel A. Ramirez & Company, Inc.	$11,250,000	$11,250,000	$26,250,000	$41,250,000
Siebert Williams Shank & Co., LLC	$11,250,000	$11,250,000	$26,250,000	$41,250,000
PNC Capital Markets LLC	$7,500,000	$7,500,000	$17,500,000	$27,500,000
Scotia Capital (USA) Inc.	$7,500,000	$7,500,000	$17,500,000	$27,500,000
SG Americas Securities, LLC	$7,500,000	$7,500,000	$17,500,000	$27,500,000
SMBC Nikko Securities America, Inc.	$7,500,000	$7,500,000	$17,500,000	$27,500,000
U.S. Bancorp Investments, Inc.	$7,500,000	$7,500,000	$17,500,000	$27,500,000
Academy Securities, Inc.	$3,750,000	$3,750,000	$8,750,000	$13,750,000
CastleOak Securities, L.P.	$3,750,000	$3,750,000	$8,750,000	$13,750,000
AmeriVet Securities, Inc.	$1,875,000	$1,875,000	$4,375,000	$6,875,000
Bancroft Capital, LLC	$1,875,000	$1,875,000	$4,375,000	$6,875,000
Cabrera Capital Markets LLC	$1,875,000	$1,875,000	$4,375,000	$6,875,000
R. Seelaus & Co., LLC	$1,875,000	$1,875,000	$4,375,000	$6,875,000

Total	$750,000,000	$750,000,000	$1,750,000,000	$2,750,000,000

Name	Principal Amount of Notes due 2028	Principal Amount of Notes due 2031	Principal Amount of Notes due 2041	Principal Amount of Notes due 2051	Principal Amount of Notes due 2061
J.P. Morgan Securities LLC	$345,000,000	$488,750,000	$431,250,000	$517,500,000	$402,500,000
Morgan Stanley & Co. LLC	$345,000,000	$488,750,000	$431,250,000	$517,500,000	$402,500,000
Barclays Capital Inc.	$186,000,000	$263,500,000	$232,500,000	$279,000,000	$217,000,000
Citigroup Global Markets Inc.	$186,000,000	$263,500,000	$232,500,000	$279,000,000	$217,000,000
Credit Suisse Securities (USA) LLC	$186,000,000	$263,500,000	$232,500,000	$279,000,000	$217,000,000
BofA Securities, Inc.	$186,000,000	$263,500,000	$232,500,000	$279,000,000	$217,000,000
Deutsche Bank Securities Inc.	$186,000,000	$263,500,000	$232,500,000	$279,000,000	$217,000,000
Goldman Sachs & Co. LLC	$186,000,000	$263,500,000	$232,500,000	$279,000,000	$217,000,000
Loop Capital Markets LLC	$186,000,000	$263,500,000	$232,500,000	$279,000,000	$217,000,000
Wells Fargo Securities, LLC	$186,000,000	$263,500,000	$232,500,000	$279,000,000	$217,000,000
BNP Paribas Securities Corp.	$87,000,000	$123,250,000	$108,750,000	$130,500,000	$101,500,000
Mizuho Securities USA LLC	$87,000,000	$123,250,000	$108,750,000	$130,500,000	$101,500,000
MUFG Securities Americas Inc.	$87,000,000	$123,250,000	$108,750,000	$130,500,000	$101,500,000
RBC Capital Markets, LLC	$87,000,000	$123,250,000	$108,750,000	$130,500,000	$101,500,000
Santander Investment Securities Inc.	$87,000,000	$123,250,000	$108,750,000	$130,500,000	$101,500,000
TD Securities (USA) LLC	$87,000,000	$123,250,000	$108,750,000	$130,500,000	$101,500,000
Samuel A. Ramirez & Company, Inc.	$45,000,000	$63,750,000	$56,250,000	$67,500,000	$52,500,000
Siebert Williams Shank & Co., LLC	$45,000,000	$63,750,000	$56,250,000	$67,500,000	$52,500,000
PNC Capital Markets LLC	$30,000,000	$42,500,000	$37,500,000	$45,000,000	$35,000,000
Scotia Capital (USA) Inc.	$30,000,000	$42,500,000	$37,500,000	$45,000,000	$35,000,000
SG Americas Securities, LLC	$30,000,000	$42,500,000	$37,500,000	$45,000,000	$35,000,000
SMBC Nikko Securities America, Inc.	$30,000,000	$42,500,000	$37,500,000	$45,000,000	$35,000,000
U.S. Bancorp Investments, Inc.	$30,000,000	$42,500,000	$37,500,000	$45,000,000	$35,000,000
Academy Securities, Inc.	$15,000,000	$21,250,000	$18,750,000	$22,500,000	$17,500,000
CastleOak Securities, L.P.	$15,000,000	$21,250,000	$18,750,000	$22,500,000	$17,500,000
AmeriVet Securities, Inc.	$7,500,000	$10,625,000	$9,375,000	$11,250,000	$8,750,000
Bancroft Capital, LLC	$7,500,000	$10,625,000	$9,375,000	$11,250,000	$8,750,000
Cabrera Capital Markets LLC	$7,500,000	$10,625,000	$9,375,000	$11,250,000	$8,750,000
R. Seelaus & Co., LLC	$7,500,000	$10,625,000	$9,375,000	$11,250,000	$8,750,000

Total	$3,000,000,000	$4,250,000,000	$3,750,000,000	$4,500,000,000	$3,500,000,000

The purchase agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The offering of the notes by the underwriters is subject to receipt and acceptance by the underwriters and subject to the underwriters’ right to reject any order in whole or in part. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

The underwriters propose to offer the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement. After the initial offering of the notes to the public, the underwriters may change the public offering prices and other selling terms.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of each series of notes).

Paid by Verizon
Floating Rate Notes due 2024	0.250%
Floating Rate Notes due 2026	0.300%
Notes due 2024	0.250%
Notes due 2026	0.300%
Notes due 2028	0.350%
Notes due 2031	0.400%
Notes due 2041	0.600%
Notes due 2051	0.750%
Notes due 2061	0.750%

Each series of notes will constitute a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and they may discontinue market-making activities with respect to the notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of, or the trading market for, the notes.

In connection with this offering, the representatives, on behalf of the underwriters, may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the representatives, on behalf of the underwriters, will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made, and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the relevant notes and 60 days after the date of the allotment of the relevant notes. Any stabilization action or over-allotment must be conducted by the representatives, on behalf of the underwriters, in accordance with all applicable laws and rules.

Over-allotment involves syndicate sales of the notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchase of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The representatives, on behalf of the underwriters, also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering (not including the underwriting discount) will be approximately $6,807,000. The underwriters have agreed to reimburse a portion of these expenses in connection with this offering.

We have agreed to indemnify the several underwriters against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of these liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters have performed commercial banking, investment banking or advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, certain underwriters or their affiliates may provide credit to us as lenders. If any of the underwriters or their affiliates provide credit to us, certain of those underwriters or their affiliates routinely hedge, certain other of those underwriters or their affiliates have hedged and are likely to continue to hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities or instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments. In addition, the underwriters purchase telecommunications services from us in the ordinary course of business.

We expect that the delivery of the notes will be made to investors on or about March 22, 2021, which will be the seventh business day following the date of this prospectus supplement (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise.

Accordingly, purchasers who wish to trade the notes prior to the second business day before the settlement date will be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before the settlement date should consult their advisors.

Selling Restrictions

Canada

Resale Restrictions

The distribution of the notes in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these notes are made. Any resale of the notes in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian Purchasers

By purchasing notes in Canada and accepting delivery of a purchase confirmation, a purchaser in Canada is representing to us and the dealer from whom the purchase confirmation is received that:

•

the purchaser is entitled under applicable provincial securities laws to purchase notes without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario),

•	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

•	where required by law, the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of the notes in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

European Economic Area

Each underwriter has represented and agreed that it will not offer, sell or otherwise make available any notes to any retail investor in the European Economic Area. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPs Regulation. For the purposes of this provision: (i) the expression “retail investor” means a person who is one (or more) of the following: (A) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (B) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (C) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); (ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes; and (iii) the countries comprising the “European Economic Area” are Austria, Belgium, Bulgaria, Croatia,

Republic of Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Netherlands, Norway, Poland, Portugal, Romania, Slovakia, Slovenia, Spain and Sweden.

This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the European Economic Area will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the UK Financial Services and Markets Act 2000 (as amended, the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Each underwriter has further represented and agreed that it will not offer, sell or otherwise make available any notes to any retail investor in the United Kingdom. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. For the purposes of this provision: (i) the expression “retail investor” means a person who is one (or more) of the following: (A) a retail client as defined in point (8) of Article 2 of Regulation 2017/565 as it forms part of UK domestic law by virtue of the EUWA; or (B) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA (“UK MiFIR”); or (C) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK Prospectus Regulation”); and (ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

This prospectus supplement has been prepared on the basis that any offer of notes in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (‘‘FinSA’’) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

This prospectus supplement and the accompanying prospectus have not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. Each underwriter has represented and agreed that:

•

the notes have not and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Winding Up and Miscellaneous Provisions) (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

•

no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or has been in its possession for the purposes of issue, or will be issued or will be in its possession for the purposes of issue, in Hong Kong or elsewhere other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. As such, each underwriter has represented, warranted and agreed, and each investor should note, as the case may be, that the notes may not be offered or sold, or made the subject of an invitation for subscription or purchase, nor may the prospectus supplement or any of the documents or materials in connection with the offer or sale or invitation for subscription or any notes be circulated or distributed, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor;

the securities or securities-based derivative contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law; or

•	as specified in Section 276(7) of the SFA.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Any reference to the SFA is a reference to the Securities and Futures Act, Chapter 289 of Singapore and any reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding, or otherwise, intermediate the offering and sale of the notes in Taiwan.

LEGAL MATTERS

William L. Horton, Jr., Senior Vice President, Deputy General Counsel and Corporate Secretary of Verizon, is passing upon the validity of the notes for us. As of March 1, 2021, Mr. Horton beneficially owned, or had the right to acquire, an aggregate of less than 0.001% of the shares of Verizon common stock.

Cleary Gottlieb Steen & Hamilton LLP of New York, New York, is acting as special U.S. legal counsel to Verizon and will issue an opinion on certain legal matters to the underwriters.

Milbank LLP of New York, New York will issue an opinion on certain legal matters for the underwriters. Milbank LLP from time to time represents Verizon and its affiliates in connection with matters unrelated to the offering of the notes.

PROSPECTUS

Verizon Communications Inc.

Common Stock

Preferred Stock

Debt Securities

Verizon Communications Inc. may offer at one or more times common stock, preferred stock and debt securities. To the extent provided in the applicable prospectus supplement, the preferred stock and the debt securities may be convertible into, or exchangeable for, shares of any class or classes of stock, or securities or property, of Verizon Communications Inc. We will provide the specific terms of any securities to be offered in a supplement to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Verizon Communications Inc. may offer and sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. The names of any underwriters, dealers or agents involved in the sale of any securities and any applicable commissions or discounts will be set forth in the prospectus supplement covering the sales of those securities.

The common stock of Verizon Communications Inc. is listed on the New York Stock Exchange and the NASDAQ Global Select Market under the symbol “VZ.”

Investing in our securities involves risks. See the “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

September 4, 2019

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may, from time to time, sell any combination of the common stock, preferred stock or debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and, in some cases, a pricing supplement, that will contain specific information about the terms of that offering. The prospectus supplement or pricing supplement may also add, update or change information in this prospectus. The information in this prospectus is accurate as of the date of this prospectus. Please carefully read this prospectus, any prospectus supplement and any pricing supplement together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.” Unless otherwise specified in this prospectus, the terms “we,” “us,” “our” and “Verizon Communications” refer to Verizon Communications Inc.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Filings that we make with the SEC also can be found on our website at http://www.verizon.com. The information contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference herein and is not part of this prospectus or the registration statement of which this prospectus is a part.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed with the SEC and the future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2018;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, and June 30, 2019;

•

our Current Reports on Form 8-K filed on February 8, 2019, February 11, 2019, February 20, 2019, February 27, 2019, April  8, 2019, May 8, 2019, May  9, 2019, and August  8, 2019 (two reports), and amended Current Report on Form 8-K/A filed on February 8, 2019; and

•

the description of our Common Stock contained in the registration statement on Form 8-A filed on March 12, 2010, under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon such person’s written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may make your request by contacting us at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: (212) 395-1525

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement or any pricing supplement. We have not authorized anyone else to provide you with different information, and we take no responsibility for any information that others may give you.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains both historical and forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as “will,” “may,” “should,” “continue,” “anticipate,” “believe,” “expect,” “plan,” “appear,” “project,” “estimate,” “intend,” or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Potential investors and other readers are urged to consider these risks and uncertainties carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus, and we undertake no obligation to update publicly these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.

VERIZON COMMUNICATIONS

Verizon Communications is a holding company that, acting through its subsidiaries, is one of the world’s leading providers of communications, information and entertainment products and services to consumers, businesses and governmental agencies. With a presence around the world, we offer voice, data and video services and solutions on our networks that are designed to meet customers’ demand for mobility, reliable network connectivity, security and control. In November 2018, we announced a strategic reorganization of our business. We transitioned to a new segment reporting structure as of April 1, 2019. Our two new reportable segments are Verizon Consumer Group and Verizon Business Group. Our Consumer segment provides consumer-focused wireless and wireline communications services and products. Our wireless services are provided across one of the most extensive wireless networks in the United States under the Verizon Wireless brand and through wholesale and other arrangements. Our wireline services are provided in nine states in the Mid-Atlantic and Northeastern United States, as well as Washington D.C., over our 100% fiber-optic network under the Fios brand and over a traditional copper-based network to customers who are not served by Fios. Our Business segment provides wireless and wireline communications services and products, video and data services, corporate networking solutions, security and managed network services, local and long distance voice services and network access to deliver various IoT services and products. We provide these products and services to businesses, government customers and wireless and wireline carriers across the U.S. and select products and services to customers around the world.We have a highly diverse workforce of approximately 135,900 employees as of June 30, 2019. We generated consolidated operating revenues of $64.2 billion for the six months ended June 30, 2019.

Our principal executive offices are located at 1095 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 395-1000.

RISK FACTORS

Your investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. You should not purchase the securities described in this prospectus unless you understand and know you can bear all the investment risks involved.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for repaying debt, making capital investments, funding working capital requirements or other general corporate purposes, including financing acquisitions and refinancing existing indebtedness.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our restated certificate of incorporation provides authority to issue up to 6,500,000,000 shares of stock of all classes, of which 6,250,000,000 are shares of common stock, $0.10 par value per share, and 250,000,000 are shares of preferred stock, $0.10 par value per share.

Common Stock

Subject to any preferential rights of the preferred stock, holders of shares of our common stock are entitled to receive dividends on that stock out of assets legally available for distribution when, as and if authorized and declared by the board of directors and to share ratably in assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding-up. We may not pay any dividend or make any distribution of assets on shares of common stock until cumulative dividends on shares of preferred stock then outstanding, if any, having dividend or distribution rights senior to the common stock have been paid.

Holders of common stock are entitled to one vote per share on all matters voted on generally by the shareholders, including the election of directors. In addition, the holders of common stock possess all voting power except as otherwise required by law or except as provided for by any series of preferred stock. Our restated certificate of incorporation does not provide for cumulative voting for the election of directors.

Preferred Stock

Our board of directors is authorized at any time to provide for the issuance of all or any shares of our preferred stock in one or more classes or series, and to fix for each class or series voting powers, full or limited, or no voting powers, and distinctive designations, preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of the preferred stock and to the fullest extent as may be permitted by Delaware law. This authority includes, but is not limited to, the authority to provide that any class or series be:

•	subject to redemption at a specified time or times and at a specified price or prices;

•

entitled to receive dividends (which may be cumulative or non-cumulative) at specified rates, on specified conditions and at specified times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any other series;

•	entitled to rights upon the dissolution of, or upon any distribution of the assets of, Verizon Communications; or

•

convertible into, or exchangeable for, shares of any class or classes of our stock, or our other securities or property, at a specified price or prices or at specified rates of exchange and with any specified adjustments.

As of the date of this prospectus, no shares of preferred stock are outstanding.

Preemptive Rights

No holder of any shares of any class of our stock has any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any authorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock.

Transfer Agent and Registrar

The principal transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF THE DEBT SECURITIES

General

We will issue debt securities under an indenture between us and U.S. Bank National Association (as successor to Wachovia Bank, National Association, formerly known as First Union National Bank), as trustee, dated as of December 1, 2000, as amended. To the extent provided in the applicable prospectus supplement, the debt securities may be convertible into, or exchangeable for, shares of any class or classes of our stock, or our other securities or property.

We have summarized material provisions of the indenture and the debt securities below. This summary does not describe all exceptions and qualifications contained in the indenture or the debt securities. In the summary below, we have included references to article and section numbers of the indenture so that you can easily locate these provisions.

The debt securities will be unsecured and will rank equally with all of our senior unsecured debt. The indenture does not limit the amount of debt securities that may be issued, and each series of debt securities may differ as to its terms.

A supplement to the indenture, board resolution or officers’ certificate will designate the specific terms relating to any new series of debt securities. (SECTION 301) These terms will be described in a prospectus supplement and, in some cases, a pricing supplement, and will include the following:

•	title of the series;

•	total principal amount of the series;

•	maturity date or dates of the series;

•	interest rate and interest payment dates of the series;

•	any redemption dates, prices, obligations and restrictions of the series;

•

any provisions permitting the series of debt securities to be convertible into, or exchangeable for, shares of any class or classes of our stock, or our other securities or property, at a specified price or prices or at specified rates of exchange and with any specified adjustments; and

•	any other material terms of the series.

Form and Exchange

The debt securities normally will be denominated in U.S. dollars, in which case we will pay principal, interest and any premium in U.S. dollars. We may, however, denominate any series of debt securities in another currency or composite currency. In those cases, payment of principal, interest and any premium on such series would be in that currency or composite currency and not U.S. dollars.

Book-Entry Only Form

The debt securities normally will be issued in book-entry only form, which means that they will be represented by one or more permanent global securities registered in the name of The Depository Trust Company, New York, New York (“DTC”), or its nominee. We will refer to this form here and in the prospectus supplement as “book-entry only.”

In the event that debt securities are issued in book-entry only form, DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. Each participant will then keep a record of its clients who purchased the securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

In the case of book-entry only debt securities, we will wire principal and interest payments to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, neither we nor the trustee will have any direct responsibility or liability to pay amounts due on the debt securities to owners of beneficial interests in the global securities.

Under book-entry only form, we will not issue physical certificates representing beneficial interests in the global securities to individual holders of the debt securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. Debt securities represented by a global security will be exchangeable for debt securities in certificated form with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depository;

•	DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or

•	We instruct the trustee that the global security is exchangeable for debt securities in certificated form.

Certificated Form

Alternatively, we may issue the debt securities in certificated form registered in the name of the debt security holder. Under these circumstances, holders may receive physical certificates representing the debt securities. Debt securities in certificated form will be transferable without charge except for reimbursement of taxes, if any. We will refer to this form in the prospectus supplement as “certificated.”

Redemption Provisions, Sinking Fund and Defeasance

The prospectus supplement relating to a series of debt securities will describe the circumstances, if any, under which we may redeem such series of debt securities. If a series of debt securities is subject to a sinking fund, the prospectus supplement will describe those terms. (ARTICLES ELEVEN and TWELVE)

The indenture permits us to discharge or defease certain of our obligations on any series of debt securities at any time. We may defease such obligations relating to a series of debt securities by depositing with the trustee sufficient cash or government securities to pay all sums due on that series of debt securities. (ARTICLE FOUR)

Liens on Assets

The debt securities will not be secured. However, if at any time we mortgage, pledge or subject to any lien any of our property or assets, the indenture requires us to secure the debt securities equally and ratably with the debt or obligations secured by such mortgage, pledge or lien for as long as such debt or obligations remain secured. Exceptions to this requirement include the following:

•	purchase-money mortgages or liens;

•	liens on any property or asset that existed at the time when we acquired that property or asset;

•	any deposit or pledge to secure public or statutory obligations;

•

any deposit or pledge with any governmental agency required to qualify us to conduct any part of our business, to entitle us to maintain self-insurance or to obtain the benefits of any law relating to workmen’s compensation, unemployment insurance, old age pensions or other social security; or

•	any deposit or pledge with any court, board, commission or governmental agency as security for the proper conduct of any proceeding before it. (SECTION 1004)

The indenture does not prevent any of our affiliates from mortgaging, pledging or subjecting to any lien, any property or asset, even if the affiliate acquired that property or asset from us.

We may issue or assume an unlimited amount of debt under the indenture. As a result, the indenture does not prevent us from significantly increasing our unsecured debt levels, which may negatively affect the resale of the debt securities. (SECTION 301)

Changes to the Indenture

The indenture may be changed with the consent of holders owning more than 50% of the principal amount of the outstanding debt securities of each series affected by the change. However, we may not change your principal or interest payment terms or the percentage required to change other terms of the indenture without your consent and the consent of others similarly affected. (SECTION 902)

We may enter into supplemental indentures for other specified purposes, including the creation of any new series of debt securities, without the consent of any holder of debt securities. (SECTION 901)

Consolidation, Merger or Sale

The indenture provides that we may not merge with another company or sell, transfer or lease all or substantially all of our property to another company unless:

•	the successor corporation expressly assumes:

•	payment of principal, interest and any premium on the debt securities; and

•	performance and observance of all covenants and conditions in the indenture;

•	after giving effect to the transaction, there is no default under the indenture;

•	we have delivered to the trustee an officers’ certificate and opinion of counsel stating that such transaction complies with the conditions set forth in the indenture; and

•

if as a result of the transaction, our property would become subject to a lien that would not be permitted by the asset lien restriction, we secure the debt securities equally and ratably with, or prior to, all indebtedness secured by that lien. (ARTICLE EIGHT)

Events of Default

An event of default means, for any series of debt securities, any of the following:

•	failure to pay interest on that series of debt securities for 90 days after payment is due;

•	failure to pay principal or any premium on that series of debt securities when due;

•	failure to perform any other covenant relating to that series of debt securities for 90 days after notice to us;

•	certain events of bankruptcy, insolvency and reorganization; and

•	any other event of default provided for in the supplement to the indenture, board resolution or officers’ certificate designating the specific terms of such series of debt securities.

An event of default for a particular series of debt securities does not necessarily impact any other series of debt securities issued under the indenture. (SECTION 501)

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of such series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the outstanding principal amount of the debt securities of that series can rescind the declaration if there has been deposited with the trustee a sum sufficient to pay all matured installments of interest, principal and any premium. (SECTION 502)

The holders of more than 50% of the outstanding principal amount of any series of the debt securities, may, on behalf of the holders of all of the debt securities of that series, control any proceedings resulting from an event of default or waive any past default except a default in the payment of principal, interest or any premium. (SECTION 512) We are required to file an annual certificate with the trustee stating whether we are in compliance with all of the conditions and covenants under the indenture. (SECTION 704)

Concerning the Trustee

Within 90 days after a default occurs with respect to a particular series of debt securities, the trustee must notify the holders of the debt securities of such series of all defaults known to the trustee if we have not remedied them (default is defined to mean any event which is, or after notice or lapse of time or both would become, an event of default with respect to such series of debt securities as specified above under “—Events of Default”). If a default described in the third bullet point under “—Events of Default” occurs, the trustee will not give notice to the holders of the series until at least 60 days after the occurrence of that default. The trustee may withhold notice to the holders of the debt securities of any default (except in the payment of principal, interest or any premium) if it in good faith believes that withholding this notice is in the interest of the holders. (SECTION 602)

Prior to an event of default, the trustee is required to perform only the specific duties stated in the indenture, and after an event of default, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (SECTION 601) The trustee is not required to take any action permitted by the indenture at the request of holders of the debt securities, unless those holders protect the trustee against costs, expenses and liabilities. (SECTION 603) The trustee is not required to spend its own funds or become financially liable when performing its duties if it reasonably believes that it will not be adequately protected financially. (SECTION 601)

U.S. Bank National Association, the trustee, and its affiliates have commercial banking relationships with us and some of our affiliates and serves as trustee or paying agent under indentures relating to debt securities issued by us and some of our affiliates.

CLEARING AND SETTLEMENT

The following discussion pertains to debt securities that are issued in book-entry only form.

The Clearing Systems

In the event that the debt securities are issued in book-entry only form, the debt securities may be settled through DTC. In the event that the prospectus supplement to this prospectus so provides, debt securities in book-entry only form also may be settled through accounts maintained at Clearstream Banking S.A., Luxembourg, commonly known as Clearstream, or the Euroclear System, commonly known as Euroclear. In this case, links will be established among DTC, Clearstream and Euroclear to facilitate the issuance of the debt securities and cross-market transfers of interests in the debt securities associated with secondary market trading. DTC is linked indirectly to Clearstream and Euroclear through the depositary accounts of their respective U.S. depositaries. The descriptions of the operations and procedures of DTC, Clearstream and Euroclear described below are provided solely as a matter of convenience. These operations and procedures are solely within the control of these settlement systems and are subject to change by them from time to time. Neither we, the trustee, nor any underwriter, dealer, agent or purchaser takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

The clearing systems have advised us as follows:

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC holds securities that its participants, known as DTC participants, deposit with DTC. DTC also facilitates the settlement among DTC participants of sales and other securities transactions in deposited securities, through computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC participants include U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

Upon receipt of any payment of principal or interest, DTC will credit DTC participants’ accounts on the payment date according to such participants’ respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to DTC participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by DTC participants to owners of beneficial interests in the global securities, and voting by DTC participants, will be governed by standing instructions and customary practices between the DTC participants and owners of beneficial interests, as is the case with securities held for the accounts of customers registered in “street name.” However, these payments will be the responsibility of the DTC participants and not of DTC, the trustee, any paying agent, if applicable, or us.

Clearstream

Clearstream is a société anonyme incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, known as Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include an underwriter, dealer, agent or purchaser engaged by us to sell the debt securities. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly. Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

Distributions with respect to interests in the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear Holding SA, a societe anonyme incorporated in Belgium, and operated through a license agreement by Euroclear Bank SA/NV, known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include an underwriter, dealer, agent or purchaser engaged by us to sell the debt securities.

Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is a Belgian bank regulated by the Belgian Financial Services and Markets Authority and is overseen as the operator of a securities settlement system by the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear, any supplementary terms and conditions, the related Operating Procedures of the Euroclear System, other applicable Euroclear documentation and applicable Belgian law, collectively referred to as the “terms and conditions.” The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the debt securities will be made in U.S. dollars, in same-day funds, unless otherwise specified in the prospectus supplement. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in same-day funds using DTC’s Same-Day Funds Settlement System. In the event that the prospectus supplement to this prospectus provides that the debt securities also may be settled through Clearstream and Euroclear, secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the applicable European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to such European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The European international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the debt securities in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to the respective U.S. depositary for Clearstream or Euroclear.

Because of time-zone differences, credits of debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions in the debt securities settled during this processing will be reported to the Clearstream or Euroclear participants on the same business day. Cash received in Clearstream or Euroclear as a result of sales of the debt securities by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear are expected to follow these procedures in order to facilitate transfers of interests in securities among participants of DTC, Clearstream and Euroclear, they will be under no obligation to perform or continue to perform these procedures, and these procedures may be changed or discontinued at any time by any of them. Neither we, the trustee nor any paying agent, if applicable, will have any responsibility for the performance of DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

PLAN OF DISTRIBUTION

We may sell any of the securities:

•	through underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers.

The prospectus supplement or pricing supplement will include:

•	the initial public offering price;

•	the names of any underwriters and, if known to us, any dealers or agents;

•	any amounts underwritten and, if known to us, any amounts offered through dealers or agents;

•	the purchase price of the securities;

•	our proceeds from the sale of the securities;

•	any underwriting discounts or agency fees and other underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed, or commissions paid, to dealers;

•	any option by the underwriters to purchase additional securities; and

•

a brief description of any passive market making that any underwriter or any selling group members intend to engage in and any transactions that any underwriter intends to conduct that stabilizes, maintains or otherwise affects the market price of the securities.

If underwriters are used in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions, at any time or times, at a fixed public offering price or at varying prices.

This prospectus should not be considered an offer of the securities in states where prohibited by law.

If there is a default by one or more of the underwriters affecting 10% or less of the total number of shares of capital stock or principal amount of debt securities offered, the non-defaulting underwriters must purchase the securities agreed to be purchased by the defaulting underwriters. If the default affects more than 10% of the total number of shares of capital stock or principal amount of the debt securities, we may, at our option, sell less than all the securities offered.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act. Any discounts or commission that we pay them and any profit that they receive from the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which they may be required to make.

Underwriters, dealers and agents may be customers of us or our affiliates, may engage in transactions with us or our affiliates or perform services for us or our affiliates in the ordinary course of business.

EXPERTS

The consolidated financial statements of Verizon Communications Inc. (Verizon Communications) as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 appearing in its Current Report on Form 8-K dated August 8, 2019, the effectiveness of Verizon Communications’ internal control over financial reporting as of December 31, 2018, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2018, and the financial statement schedule of Verizon Communications appearing in its Form 10-K for the year ended December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included or incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

William L. Horton, Jr., Senior Vice President, Deputy General Counsel and Corporate Secretary of Verizon Communications, will issue an opinion about the validity of any common stock, preferred stock or debt securities offered pursuant to this prospectus and any applicable prospectus supplement. As of August 26, 2019, Mr. Horton beneficially owns, or has the right to acquire, an aggregate of less than 0.001% of the shares of Verizon Communications common stock.

Milbank LLP of New York, New York will issue an opinion on certain legal matters for the agents or underwriters. Milbank LLP from time to time represents Verizon Communications and its affiliates in connection with matters unrelated to the offering of the securities.

$25,000,000,000

Verizon Communications Inc.

$750,000,000 Floating Rate Notes due 2024

$750,000,000 Floating Rate Notes due 2026

$1,750,000,000 0.750% Notes due 2024

$2,750,000,000 1.450% Notes due 2026

$3,000,000,000 2.100% Notes due 2028

$4,250,000,000 2.550% Notes due 2031

$3,750,000,000 3.400% Notes due 2041

$4,500,000,000 3.550% Notes due 2051

$3,500,000,000 3.700% Notes due 2061

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

J.P. Morgan Global Coordinator	Morgan Stanley Global Coordinator	Barclays	Citigroup	Credit Suisse

BofA Securities	Deutsche Bank Securities	Goldman Sachs & Co. LLC	Loop Capital Markets	Wells Fargo Securities

BNP Paribas	Mizuho Securities	MUFG	RBC Capital Markets
	Santander	TD Securities

Co-Managers

Ramirez & Co., Inc.	Siebert Williams Shank

PNC Capital Markets LLC	SMBC Nikko	Scotiabank	SOCIETE GENERALE	US Bancorp

Academy Securities	CastleOak Securities, L.P.

AmeriVet Securities	Bancroft Capital LLC	Cabrera Capital Markets LLC	R. Seelaus & Co., LLC

March 11, 2021